Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED

CERTIFICATE OF INCORPORATION OF

ROBOTIC VISION SYSTEMS, INC.

UNDER SECTION 303 OF THE DELAWARE GENERAL CORPORATION LAW

Robotic Vision Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST, that the undersigned was irrevocably appointed by the Corporation, with the approval of the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”), as the person in control of the Corporation (the “Controlling Person”) pursuant to sections 105(a) and 1107(a) of the Bankruptcy Code and Fed. R. Bankr. P. 9001(5) and was granted all rights and powers, and is obligated to perform all the functions and duties, of the Corporation as debtor in possession, until the Payoff Date (as defined in the Second Order Amending and Extending Order Authorizing Use of Cash Collateral, dated January 20, 2005 (the “Second Cash Collateral Order”)). Pursuant to the Second Cash Collateral Order, all actions taken by the undersigned as Controlling Person are deemed authorized under applicable nonbankruptcy law as if exercised and taken by unanimous action of the Corporation’s board of directors (the “Board”) and, until the Payoff Date (as defined in the Second Cash Collateral Order), the rights and obligations of the Board have been delegated to the undersigned. The Second Cash Collateral Order is in full force and effect as of the date hereof.

SECOND, the Controlling Person has adopted the following resolution providing for an amendment to the Restated Certificate of Incorporation of the Corporation under its authority as Controlling Person pursuant to the Second Cash Collateral Order issued by the Bankruptcy Court:

“RESOLVED:	That Article FIRST of the Restated Certificate of Incorporation of Robotic Vision Systems, Inc. shall be amended in its entirety to read as follows:

‘The name of the corporation shall be “Acuity CiMatrix, Inc.’”

THIRD, said amendment has been adopted in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have made and signed this Amendment this 23rd day of March, 2005 and the statements contained herein are true under penalties of perjury.

ROBOTIC VISION SYSTEMS, INC.

/s/ J. Richard Budd, III
J. Richard Budd, III Controlling Person